FieldPoint Petroleum Adds Significant Production and Reserves

AUSTIN, Texas (September 16, 2009) / BusinessWire/ - FieldPoint Petroleum Corporation (AMEX: - FPP - News) today announced the acquisition of a working interest in the Block Field in Andrews County, Texas.  The acquisition price of $4,400,000 is for working interests of 74% -100% and net revenue interests of 59% - 87.5% in the leasehold and related equipment, effective September 1, 2009.  Based upon engineering reports and certain standard assumptions, this is expected to add approximately 204,000 BOE in proved developed producing reserves net to FieldPoint based on a $70.00 oil price. FieldPoint believes that this field offers an attractive opportunity for drilling additional wells, and that the proved producing reserves will increase when and if addition successful wells are drilled.

“We are excited to control operations of this field, which produces all oil and should increase our daily oil production by approximately 35%,” stated Ray Reaves, President and CEO of FieldPoint.  “On a barrel of oil equivalent (boe) basis, this is expected to increase our overall daily production for oil and natural gas combined by approximately 25%.  Those figures make this a very important acquisition for FieldPoint."

Mr. Reaves concluded with, “There are two highly important aspects of this acquisition.  First, we estimate that the reserves acquired will replace between 100% to 150% of our total 2009 oil and natural gas production, on a boe basis.  And second, we also believe that this acquisition could further serve to increase our production by affording FieldPoint the opportunity for certain developmental drilling on 20 to 80 acre spacing targeting other potential formations on the acreage in this field.  Considering those two points together makes this quite possibly our most important acquisition to date."

As with its previous acquisitions, FieldPoint plans for an active redevelopment program with this property, designed to increase production and reserves.  However, no time frame can be given as to when, or if, any redevelopment activity will begin.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com